EXHIBIT 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2011, by and between VISHAY AMERICAS, INC., a Delaware corporation (“Vishay Americas”), and a wholly-owned subsidiary of VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”) and David Valletta (“Executive”).

W I T N E S S E T H:

WHEREAS, Vishay Americas desires to employ Executive and Executive desires to accept such employment; and

WHEREAS, Vishay Americas and Executive intend for this Agreement to document the terms and conditions of the employment relationship;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

1.1. “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

1.2. “Board of Directors” means the Board of Directors of Vishay.

1.3. “Cause” means any of the following:

1.3.1. Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

1.3.2. any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

1.3.3. Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause 1.3.3 will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Americas.

1.4. “Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

1.5. “Competing Business” means any business or venture located anywhere in the world that is engaged in any business activities to the extent Vishay or any subsidiary or affiliate of Vishay is engaged in such activities or has significant plans to enter into such activities on the Date of Termination.

1.6. “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay Americas terminates within the meaning of a “separation from service” under Section 409A of the Code, or (ii) if Executive’s employment by Vishay Americas terminates by reason of death, the date of Executive’s death.

1.7. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:  (i) any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to Vishay or any subsidiary or affiliate of Vishay from those set forth in this Agreement; (ii) a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date); or (iii) any other material breach of this Agreement by Vishay Americas that is not remedied within 20 business days after receipt by Vishay Americas of written notice thereof from Executive.  Notwithstanding the foregoing, an isolated and inadvertent action taken by Vishay Americas in good faith which is remedied by Vishay Americas within twenty (20) days after receipt by Vishay Americas of notice thereof from Executive shall not constitute Good Reason.

1.8. “Non-Competition Period” means the period beginning on the Effective Date (as defined below) and ending on the earlier of (i) the first anniversary of the Date of Termination or (ii) such earlier date as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

1.9. “Non-Solicitation Period” means the period beginning on the Effective Date (as defined below) and ending on the earlier of (i) the first anniversary of the Date of Termination or (ii) such earlier date as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

2. Employment; Term.

2.1. Employment.  Vishay Americas hereby employs Executive, and Executive hereby accepts employment by Vishay Americas, in accordance with and subject to the terms and conditions set forth herein.

2.2. Term.  The “Term” of this Agreement shall commence on September 1, 2011 or such other mutually agreed date (the “Effective Date”) and continue until the third anniversary thereof, provided that except as otherwise provided in this Section 2.2, the Term shall be extended consecutively each day of the Term, so that the Term shall extend until the earlier of (a) the third anniversary of such date on which Vishay Americas notifies Executive of a termination of Executive’s employment other than a termination of Executive’s employment for Cause or (b) Executive’s 67th birthday.  Notwithstanding the preceding sentence, the Term of this Agreement shall end before the date described in the preceding sentence, on (i) the effective date of Vishay America’s termination of Executive’s employment for Cause, (ii) the effective date of Executive’s termination of employment because of his death or disability (as determined by Vishay Americas), (iii) 30 days following the date on which Executive provides notice of his resignation (or, in such event, such other mutually agreed earlier date).

3. Duties.

3.1. Position.  During the Term, Executive shall serve as Executive Vice President - Sales reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.

3.2. Authority and Responsibility.  Executive shall have authority and responsibility customarily applicable to the positions described in Section 3.1, and shall perform such other duties as may be assigned by Vishay from time to time.

3.3. Activities.  Excluding any periods of vacation, personal and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay Americas and the subsidiaries and affiliates of Vishay.

3.4. Place of Performance.  Executive’s employment and office shall be based at the offices of Vishay Americas in Shelton, Connecticut.  Executive recognizes that his duties will require, from time to time and at Vishay  Americas’ expense, travel to domestic and international locations.

4. Compensation.

4.1. Base Salary.  Vishay Americas shall pay Executive a base salary, subject to annual review by Vishay Americas, of not less than $425,000 per year.  Such base salary shall be paid in accordance with Vishay Americas’ standard salary policies, subject to such deductions, if any, as are required by law or elected by Executive (for example, 401(k) plan contributions).

4.2. Bonus.  Executive shall be eligible to participate in any annual bonus plan established for similarly situated employees of Vishay Americas.  For the calendar year 2011, Executive’s maximum bonus opportunity shall be 50% of the base salary paid to Executive during the period for which the bonus may be payable.  Beginning with the calendar year 2012, Executive’s maximum bonus opportunity shall be 60% of the base salary paid to Executive during the period for which the bonus may be payable.

4.3. Annual Equity Grant.

4.3.1. Vishay Americas warrants that commencing on January 1, 2012 and on each January 1 thereafter during the Term, Vishay shall grant Executive an annual equity award under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”) (or any successor plan or arrangement thereof) having a value approximately equal to 25% of Executive’s Base Salary on such date.  Twenty-five percent of each such grant shall be in the form of time-vested restricted stock units (“RSUs”), and 75% shall be in the form of performance-based restricted stock units (“PBRSUs”).  The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1.  Subject to Executive’s continued employment with Vishay Americas or any subsidiary of Vishay, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized.

4.3.2. The RSUs granted pursuant to this Section 4.3 shall immediately vest in full and the PBRSUs granted pursuant to this Section 4.3 shall vest in accordance with their normal schedule and criteria upon:  (i) termination of Executive’s employment by Vishay Americas without Cause; (ii) termination of Executive’s employment by Executive for Good Reason; or (iii) death or disability.  Such RSUs and PBRSUs shall immediately vest in full upon Change in Control (as defined in the Vishay Intertechnology 2007 Stock Incentive Program (or any successor plan or arrangement thereof)).  The RSUs and PBRSUs shall be forfeited upon termination of Executive’s employment by Vishay Americas with Cause or termination of Executive’s employment by Executive without Good Reason.

5. Benefits.

5.1. Participation in Benefit Plans and Programs.  From the Effective Date through the Date of Termination, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay Americas to its employees, subject to the eligibility requirements and other provisions of such plans and programs.

5.2. Reimbursement of Expenses.  In accordance with Vishay Americas’ standard reimbursement policies as they exist from time to time, Vishay Americas shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

5.3. Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation, holidays, personal and sick days in accordance with and subject to Vishay Americas’ policies, as in effect from time to time.

5.4. Indemnification.  Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time.

6. Termination of Employment: Compensation Upon Termination.

6.1. Termination.  Executive’s employment with Vishay Americas may be terminated by Executive or by Vishay Americas for any or no reason.

6.2. Compensation Upon Termination.  Upon termination of Executive’s employment with Vishay Americas, Executive shall be entitled to the following:

6.2.1. A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

6.2.2. All rights Executive is entitled to under the terms of Vishay Americas benefit plans or arrangements.

6.3. Further Compensation Upon Termination.

6.3.1. Vishay Americas agrees that, in the event it terminates Executive’s employment without Cause, Executive shall be entitled to continuation of Executive’s base salary through the end of the Term, payable in equal installments on Vishay Americas’ regular salary payment dates.  The payments and benefits described in this Section 6.3 are in lieu of, and not in addition to, any other severance arrangement maintained by Vishay Americas.  For avoidance of any doubt, no compensation is payable under this Section 6.3 if the Executive’s employment with Vishay Americas ceases for any reason other than Vishay Americas’ termination of Executive’s employment without Cause as described in this Section 6.3 (so that no compensation is payable under this Section 6.3 following Executive’s termination for any other reason, including but not limited to (i) termination by Vishay Americas for Cause, (ii) resignation by the Executive, (iii) termination as a result of the Executive’s disability, or (iv) the Executive’s death).

6.3.2. Notwithstanding any provision of this Agreement, (i) Executive shall not be entitled to receive any payments pursuant to this Section 6.3 unless Executive has executed and delivered to Vishay Americas and Vishay a release of all claims in the form prescribed by Vishay Americas, which release shall be, among other things, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law (the “Release”), and such Release becomes irrevocable within 60 days following the Date of Termination, and (ii) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Section 7 hereof.  The severance benefits described in this Section 6.3 will begin to be paid as soon as practicable after the Release becomes irrevocable; provided that if the 60-day period described in the previous sentence begins in one taxable year and ends in the next succeeding taxable year, such payments and other rights shall not commence until the succeeding taxable year.

6.3.3. For the avoidance of doubt, a termination of Executive’s employment with Vishay Americas in connection with the transfer of Executive to Vishay or a subsidiary or affiliate of Vishay shall not cause Executive’s rights under this Section 6 to mature.  Such rights shall mature upon Executive’s termination of employment with Vishay Americas, Vishay and its subsidiaries and affiliates.

7. Restrictive Covenants.

7.1. Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (i) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (ii) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (x) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (y) Executive obtains the prior written consent of Vishay, which consent shall not be unreasonably withheld.

7.2. Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

7.2.1. solicit any customer of Vishay or any of its subsidiaries or affiliates;

7.2.2. hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three (3) months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

7.2.3. persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

7.2.4. interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

7.3. Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay and/or its subsidiaries or affiliates.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay Americas with prior notice of the contemplated disclosure and reasonably cooperates with Vishay Americas at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

7.4. Non-Disparagement.  Executive agrees not to make any public statements that disparage Vishay or its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

7.5. Acknowledgements Respecting Restrictive Covenants.

7.5.1. Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(a) the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(b) such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay Americas.

7.5.2. The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient.  Therefore, if Executive breaches any restrictive covenant contained in this Section 7, Vishay Americas shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant. If Vishay shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that Vishay Americas has an adequate remedy at law.

7.5.3. In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that Vishay Americas, in addition to any injunctive relief as described in Section 7.5.2, shall be entitled to any other appropriate legal or equitable remedy.

7.5.4. If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

7.6. Consideration.  Executive hereby acknowledges that Vishay Americas’ obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8. Miscellaneous.

8.1. Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, shall be in writing and shall be sent either by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Notice under this Agreement to Executive from Vishay shall be deemed effective as notice from Vishay Americas.  Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:	Vishay Americas, Inc. c/o Vishay Intertechnology, Inc. 63 Lincoln Highway Malvern, Pennsylvania 19355-2120 Attention: General Counsel

To Executive:	At Executive’s address of record in the personnel files of Vishay Americas
8.2. Successors.

8.2.1. This Agreement is personal to Executive and, without the prior written consent of Vishay Americas, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

8.2.2. This Agreement shall inure to the benefit of and be binding upon Vishay Americas and its successors and assigns.

8.3. Complete Understanding; Amendment: Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and, except as otherwise provided herein, supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay Americas or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof and no single or partial exercise by Vishay Americas or Executive of any such right or remedy shall preclude other or further exercise thereof.

8.4. Withholding Taxes.  Vishay Americas may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay Americas is required to withhold therefrom.

8.5. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

8.6. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law.

8.7. Arbitration.  Except as provided in Section 7.5 hereof, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  The arbitrator may award legal fees but shall not be obligated to do so.

8.8. Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

8.9. Counterparts, This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

9. Section 409A of the Code.

9.1.1. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code, and determined pursuant to procedures adopted by Vishay Americas) at the time of his “separation from service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by Executive under this Agreement upon his separation from service would be considered deferred compensation under Section 409A, then each portion of such payments and benefits that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date Executive incurs a separation from service, and (ii) Executive’s death.

9.1.2. Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

9.1.3. To the extent any reimbursement or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas.  Reg. section 1.409A-3(i)(l)(iv).

IN WITNESS WHEREOF, Executive has executed this Agreement and Vishay Americas has caused this Agreement to be executed in its name and on its behalf, on the date(s) indicated below.

VISHAY AMERICAS, INC.

By: /s/Gerald Paul
      Name:                    Dr. Gerald Paul
      Title:                      Chief Executive Officer

Date:                      November 8, 2011

EXECUTIVE:

/s/David Valletta
David Valletta

Date: 11/21/11